March 17, 2016

Autohome Inc.

10th Floor Tower B, CEC Plaza

3 Dan Ling Street

Haidian District, Beijing

The People’s Republic of China

Ladies and Gentlemen,

We consent to the reference to our firm under the captions of “Item 3.D—Risk Factors” in Autohome Inc.’s annual report on Form 20-F for the year ended December 31, 2015, which will be filed with the Securities and Exchange Commission in the month of March 2016, and further consent to the incorporation by reference of the summaries of our opinions under these captions into Autohome Inc.’s registration statement on Form S-8 (File No. 333-196006) that was filed on May 16, 2014.

Yours faithfully

/s/ TransAsia Lawyers
TransAsia Lawyers